Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-183602, 333-187896, 333-190939, 333-200040, 333-209778, 333-214413) of OvaScience, Inc.

2)	Registration Statement (Form S-8 No. 333-182040) pertaining to the 2011 Stock Incentive Plan and 2012 Stock Incentive Plan of OvaScience, Inc.

3)	Registration Statement (Form S-8 No. 333-187897) pertaining to the 2012 Stock Incentive Plan of OvaScience, Inc.

4)	Registration Statement (Form S-8 No. 333-195780) pertaining to the 2012 Stock Incentive Plan of OvaScience, Inc. and the Stock Option Agreement for Dr. Arthur Tzianabos

5)
Registration Statement (Form S-8 No. 333-202793) pertaining to the 2012 Stock Incentive Plan of OvaScience, Inc., the non-qualified stock option agreement for Jeffrey E. Young, and the Inducement Stock Option Award for David P. Harding

6)	Registration Statement (Form S-8 No. 333-209775) pertaining to the 2012 Stock Incentive Plan for OvaScience, Inc. and the Inducement Stock Option Award for John Eisel

7)
Registration Statement (Form S-8 No. 333-214414) pertaining to the 2016 New Employee Inducement Grant, as Amended, the Inducement Stock Option Award for Paul Chapman and the Inducement Stock Option Award for Christophe Couturier

of our reports dated March 2, 2017, with respect to the consolidated financial statements of OvaScience, Inc., and the effectiveness of internal control over financial reporting of OvaScience, Inc., included in this Annual Report (Form 10-K) of OvaScience, Inc. for the year ended December 31, 2016.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 2, 2017